Exhibit 99.1

Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038

Nelnet Reports First Quarter 2010 Results

•	Base net income of $1.14 per share for the first quarter of 2010
•	Payment processing and enrollment services revenue increased 14 percent
•	Servicing over 1.2 million borrowers for the Department of Education
•	Purchased approximately $2 billion of loans since April 1, 2010

LINCOLN, Neb., May 10, 2010 -- Nelnet (NYSE: NNI) today reported base net income of $56.6 million, or $1.14 per share, for the first quarter of 2010, compared with $31.5 million, or $0.64 per share, for the same quarter a year ago. Base net income excludes restructuring charges.

Base net income in the first quarter of 2010 includes pre-tax gains of $10.2 million, or $0.13 per share after tax, from the company's repurchase of $274 million of asset-backed debt and is compared with pre-tax gains of $8.1 million, or $0.10 per share after tax, from the repurchase of debt in the first quarter of 2009.

"Our results for the first quarter have started the year off well for Nelnet,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. "We are focused on growing and diversifying our fee-based revenue; maximizing the value of our loan portfolio; managing our expense structure as we grow; and using our financial strength, liquidity, and efficiencies to help us make the most of opportunities in the student loan market."

Diversifying and increasing fee-based revenue

In the first quarter of 2010, Nelnet's fee-based revenue from the company's payment processing and enrollment services businesses increased $6.3 million, or 14 percent, to $50.7 million, compared with the same period in 2009.

In September 2009, Nelnet began servicing student loans for the Department under a contract that will increase the company's fee-based revenue as the servicing volume increases. As of March 31, 2010, the company was servicing $8.2 billion of loans for over 1 million borrowers on behalf of the Department, of which $6.2 billion was incremental volume previously serviced by other companies. As of April 30, 2010, servicing volume for the Department had increased to $9.5 billion for over 1.2 million borrowers.

Maximizing the value of existing portfolio

At March 31, 2010, net student loan assets were $24.8 billion. Since the end of the first quarter of 2010, the company has purchased approximately $2 billion of federal student loans from third parties, which will be accretive to earnings immediately.

Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow. Narrower spreads and historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the first quarter of 2010, Nelnet reported net interest income of $85.1 million, compared with $28.5 million for the same period a year ago.

The company reported core student loan spread of 1.45 percent for the first quarter of 2010, compared with 0.94 percent for the same period of 2009 and 1.44 percent for the fourth quarter of 2009. Core student loan spread is benefiting from two factors: 1) lower interest rates increased fixed rate floor income to $35.3 million in the first quarter of 2010, compared with $30.3 million for the same period a year ago and $38.9 million in the fourth quarter of 2009, and 2) the disparity between three-month financial commercial paper rate (CP) and three-month LIBOR has tightened significantly.

Managing operating expenses

From the same period in 2009, comparable operating expenses increased $0.9 million, or 1 percent, to $75.3 million for the three months ended March 31, 2010.

GAAP net income

Nelnet reported GAAP net income for the first quarter of 2010 of $54.3 million, or $1.08 per dilutive share, compared with $25.5 million, or $0.51 per dilutive share, for the first quarter of 2009.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company's performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.

Board of Directors declares dividend

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.07 per share. The dividend will be paid on June 15, 2010, to shareholders of record at the close of business on June 1, 2010. Nelnet currently has 38.6 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) Tuesday, May 11, 2010. To access the call live, participants in the United States and Canada should dial 877.303.9101, and international callers should dial 760.666.4786 at least 15 minutes prior to the call. A live audio webcast of the call will also be available at www.nelnetinvestors.com under the Events & Webcasts menu. A replay of the conference call will be available through May 21, 2010. To access the replay via telephone within the United States and Canada, callers should dial 800.642.1687. International callers should dial 706.645.9291. All callers accessing the replay will need to use the confirmation code 70580404. A replay of the audio webcast will also be available at www.nelnetinvestors.com.

This press release contains forward-looking statements based on management's current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations; adverse results in legal disputes; changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families; increased financing costs; and changes in the general interest rate environment. For more information, see the company's filings with the Securities and Exchange Commission, including the forward-looking statements contained in the company's supplemental financial information for the first quarter of 2010. All information in this release is as of May 10, 2010. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the company's expectations.

Condensed Consolidated Statements of Income

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loan interest	$151,048	153,891	189,570
Amortization of loan premiums and deferred origination costs	(16,081)	(18,558)	(18,651)
Investment interest	1,001	1,477	4,091
Total interest income	135,968	136,810	175,010

Interest expense:
Interest on bonds and notes payable	50,859	56,262	146,502

Net interest income	85,109	80,548	28,508
Less provision for loan losses	5,000	6,000	7,500

Net interest income after provision for loan losses	80,109	74,548	21,008

Other income (expense):
Loan and guaranty servicing revenue	36,394	27,467	26,471
Tuition payment processing and campus commerce revenue	17,382	13,521	15,538
Enrollment services revenue	33,271	31,209	28,771
Software services revenue	4,344	4,740	5,705
Other income	7,260	6,171	8,787
Gain on sale of loans and debt repurchases, net	10,177	49,260	7,869
Derivative market value and foreign currency adjustments	4,105	5,265	(4,880)
Derivative settlements, net	(2,423)	479	24,358
Total other income	110,510	138,112	112,619

Operating expenses:
Salaries and benefits	41,641	39,316	38,226
Other expenses	33,522	27,284	17,793
Cost to provide enrollment services	22,025	18,718	30,398
Impairment expense	—	32,728	—
Amortization of intangible assets	6,516	4,998	6,154
Total operating expenses	103,704	123,044	92,571

Income before income taxes	86,915	89,616	41,056

Income tax expense	(32,593)	(30,553)	(15,601)

Net income	$54,322	59,063	25,455

Earnings per common share:

Net earnings - basic	$1.09	1.18	0.51

Net earnings - diluted	$1.08	1.18	0.51

Dividends per common share	$0.07	0.07	—

Weighted average shares outstanding:

Basic	49,716,696	49,639,329	49,142,324

Diluted	49,912,589	49,838,374	49,334,981

Condensed Consolidated Balance Sheets

	As of	As of	As of
	March 31,	December 31,	March 31,
	2010	2009	2009
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$24,835,493	23,926,957	25,624,337
Cash and cash equivalents	330,079	338,181	243,705
Restricted cash and investments	767,057	717,233	1,274,122
Goodwill	143,717	143,717	175,178
Intangible assets, net	54,940	53,538	70,900
Other assets	710,659	696,801	704,895
Total assets	$26,841,945	25,876,427	28,093,137

Liabilities:
Bonds and notes payable	$25,756,182	24,805,289	27,130,406
Other liabilities	246,550	286,575	291,129
Total liabilities	26,002,732	25,091,864	27,421,535

Shareholders' equity	839,213	784,563	671,602

Total liabilities and shareholders' equity	$26,841,945	25,876,427	28,093,137